UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 5, 2009

Bay National Corporation
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-51765	52-2176710
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2328 West Joppa Road
Lutherville, Maryland	21093
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 410-494-2580

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 [  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February 6, 2009, pursuant to a Stipulation and Consent to the Issuance of a Consent Order, Bay National Bank (the “Bank”), a wholly owned subsidiary of Bay National Corporation (the “Company”), consented to the issuance of a Consent Order (the “Order”) by the Office of the Comptroller of Currency (the “OCC”), the Bank’s primary banking regulator.  The OCC will make a copy of the Order available on its website at www.occ.gov.  The contents of the OCC website are not incorporated by reference into this report.  We will also file a copy of the Order at a later date.

Among other things, the Order requires the Bank and/or its board of directors (the “Board”) to take certain actions, including developing and submitting certain written plans to the OCC, and imposes certain restrictions on the Bank designed to improve its financial strength, including the following: within 30 days provide a written analysis of the Board’s decision whether to sell, merge or liquidate the Bank or remain independent; if the Board decides the Bank should remain independent and the OCC does not object to the written analysis, within 60 days of the Order implement a three-year strategic plan for the Bank with respect to certain financial objectives; by April 30, 2009 maintain a 12% total risk-based ratio, an 11% Tier 1 risk-based ratio and a 9% leverage ratio; develop a three-year capital program that, among other things, assesses current and expected funding needs and ensures that sufficient funds or access to funds exists to meet those needs; ensure that the Bank has competent management in its credit risk and asset liability risk management functions, conduct management reviews and adopt a written education program for officers as necessary; immediately take action to protect the Bank’s interest in assets criticized by the OCC and adopt a written program designed to eliminate the basis of such criticism; and develop written plans to address liquidity improvement, loan portfolio management, asset diversification, the Bank’s allowance for loan and lease losses, monitoring and review of problem loans and leases, charged-off loans and related issues, and monitoring of portfolio trends.

The Board must also appoint a compliance committee to monitor, coordinate and report to the Board on the Bank’s compliance with the Order.  In addition, under the Order the Bank may not pay dividends unless it is in compliance with the capital program required by the Order and applicable regulatory requirements and receives the OCC’s written non-objection.

The foregoing description is only a summary of the material terms of the Order and is qualified in its entirety by reference to the Order.

The Company’s press release discussing the Order is filed as Exhibit 99.1 hereto.

Section 2 – Financial Information

Item 2.02 Results of Operations and Financial Condition.

On February 11, 2009, the Company issued a press release discussing the Order outlined in Item 1.01 and announcing its earnings for the quarter and year ended December 31, 2008.

Among other figures, the press release reports that core deposits totaled $147.4 million at December 31, 2008.  Management categorizes core deposits as commercial sweep balances and all deposits other than national market certificates of deposit, deposits purchased through the certificate of deposit account registry service (CDARS) program and all but $3.0 million in deposits from one account with highly variable balances.  Although commercial paper sweep balances are reflected as short-term borrowings on the Balance Sheet, management considers them to be core deposits as they represent customer relationships with commercial enterprises.  Core deposits are closely monitored by management because they consider them not only a relatively stable source of funding but also reflective of the growth of commercial and consumer depository relationships.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On February 5, 2009, Kenneth H. Trout resigned from the Board of Directors of the Company and the Bank, effective immediately.  Mr. Trout did not resign in connection with any disagreement with the Company, the Bank or its management.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1  Press Release dated February 11, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BAY NATIONAL CORPORATION

Date: February 11, 2009	By:	/s/ Hugh W. Mohler
Hugh W. Mohler President